                                                                    EXHIBIT 14.1

                            P.R.I.D.E. IN PERFORMANCE

                   HANOVER'S GUIDE TO ETHICAL BUSINESS CONDUCT

                                   [PICTURE]

                                HANOVER'S VALUES

                                     PEOPLE

                        Our business is driven by people.
              We succeed based on our relationships with employees,
          customers, partners, suppliers, communities and shareholders.
               We maintain a safe workplace for our employees, and
  as a good corporate citizen, we are dedicated to protecting the environment.

                                     RETURN

We strive to maximize return on our resources and assets through careful capital management, well-reasoned risk taking, and the establishment of long-term goals for consistent growth and profitability.

                                    INTEGRITY

            Integrity and honorable behavior are an integral part of
      our values. Our success will be realized only through honesty and the highest ethical standards in all aspects of our
                                    business.

                                    DIVERSITY

 We are an international company. Diversity among our workforce and our clients creates unique opportunities in forming partnerships
                   and ultimately, contributes to our success.

                             ENTREPRENEURIAL SPIRIT

   We are driven by an entrepreneurial spirit that is strengthened by teamwork and harnessed through a disciplined approach.
  We have a can-do attitude and continually earn our reputation for outstanding customer service.

                                                         CHAD C. DEATON
                                                         President and
                                                         Chief Executive Officer


[THE HANOVER COMPANY LOGO]

January 1, 2003

To All Hanover Employees:

At Hanover, we use good judgment and conduct our business according to our values of P.R.I.D.E. - People, Return, Integrity, Diversity, and Entrepreneurial Spirit.

What is the foundation for good judgment in business? It begins with a personal commitment to do the right thing. Exercising good judgment means understanding the ground rules. P.R.I.D.E. in Performance - Hanover's Guide to Ethical Business Conduct sets forth key company policies in clear terms.

Your management team has renewed its commitment to integrity. It is imperative that each member of the Hanover organization join in this commitment. Our cooperative effort will ensure the continued growth and success of each of us as individuals and collectively as a leader in surface production and compression products and services. P.R.I.D.E. in Performance contains policies that will assist you in understanding our responsibilities under the law and under our code of ethics. This guide also includes information on how to obtain additional assistance, if needed.

Hanover has built its business on a reputation for exceptional service and as an industry-leading solutions provider. We will continue that tradition, coupled with an unqualified commitment to operating with the highest degree of integrity. The future of our company depends on it. With that in mind, please review this guide carefully and refer to it whenever a question of standards or conduct arises.

Thank you for taking pride in Hanover's performance.

                             COMMITMENT TO INTEGRITY

Hanover people behave honorably and act at all times with unquestioned integrity. Our success will be realized only through honesty and the highest ethical standards in all aspects of our business.

                  TO LIVE UP TO THE HIGHEST ETHICAL STANDARDS,
               WE MAKE THE FOLLOWING COMMITMENT TO OUR CUSTOMERS,
                      EMPLOYEES, PARTNERS AND SHAREHOLDERS

Our business is driven by people. While our company may be large and our business complex, people are at the heart of everything we do. We value the faith that is placed in us and we will work continuously to earn that trust. We treat people with respect and dignity and in an honest, straightforward and fair manner - just as each of us would like to be treated.

We are guided by our conscience and common sense and will not proceed with any course of action unless we can truthfully answer `yes' to each of the follow questions:

     -    Are my actions consistent with the letter and spirit of the law?

     - Have I made sure not to promise more than I can deliver - will I be able to keep my word?

     - Have I provided sufficient, accurate information to allow for a fair decision - have I avoided misleading the party with whom I am dealing?

     -    Would my action be consistent with my own standards of ethics?

     - Would my conduct set a good example - would I like my colleagues to follow my lead?

     - Would I be comfortable discussing and explaining my decision to family and friends?

     - Would I feel proud of myself if my actions were reported on the front page of the local newspaper?

                           [THE HANOVER COMPANY LOGO]

                    HANOVER GUIDE TO ETHICAL BUSINESS CONDUCT

                                TABLE OF CONTENTS

Introduction.......................................................................................     2
   Your Responsibility.............................................................................     2
   Our Framework for Corporate Responsibility......................................................     3
   Where Can I Obtain Further Guidance?............................................................     3
The Hanover Workplace..............................................................................     5
   Overview........................................................................................     5
   Open Door Policy................................................................................     5
   Health, Safety and Environment..................................................................     5
   Equal Employment Opportunity....................................................................     6
   Policy Against Harassment.......................................................................     6
   Employment of Former and Current Government Officials...........................................     7
   Employment of Eligible Individuals..............................................................     7
   Drug and Alcohol Use............................................................................     7
   No Solicitation/No Distribution Policy..........................................................     8
Your Relationship With Hanover.....................................................................     9
   Overview........................................................................................     9
   Avoiding Conflicts of Interest..................................................................     9
   "Inside Information" and Securities Trading Activities..........................................    10
   Safeguarding Company Property...................................................................    13
   Use of Company Equipment and Systems............................................................    13
   Use, Handling and Protection of Company Information.............................................    15
   Special Rules for Financial Information.........................................................    17
   Business Transactions and Contract Administration...............................................    18
   Political Activities and Contributions..........................................................    18
Hanover's Relationship With Others.................................................................    20
   Overview........................................................................................    20
   Fair Competition................................................................................    20
   Use of Copyrighted and Other Protected Material.................................................    21
   Government Contracts............................................................................    22
   Gifts, Bribery, and Improper Payments...........................................................    22
   Selection of Representatives....................................................................    23
   International Business and Trade................................................................    23
Administration.....................................................................................    25
   Interpretation..................................................................................    25
   Policy Administration...........................................................................    25
   Compliance with the Guide.......................................................................    25
   Distribution....................................................................................    26
Questions and Answers..............................................................................    27
   The Corporate Responsibility Program............................................................    27
   Avoiding Conflicts of Interest..................................................................    27
   Inside Information and Securities Trading Activities............................................    28
   Safeguarding Company Property...................................................................    29
   Fair Competition................................................................................    29
   Political Activities and Contributions..........................................................    29
   Employment Issues...............................................................................    30
Company Contacts...................................................................................    31

                                  INTRODUCTION

Hanover (or the "Company") has grown rapidly and enjoyed great success because of the entrepreneurial sprit of our people. This spirit has enabled Hanover to grow from a small start up to an international leader in natural gas compression services, compression fabrication and processing, and oil and gas production equipment. Hanover's success is dependent on the concerted efforts of all of its people, pulling together toward a common goal. This requires a two way commitment: Hanover's employees should be committed to give 100% effort while Hanover is committed to provide the tools necessary to achieve success and trust its employees to act in a manner consistent with the best interests of the Company and its shareholders, employees and customers.

Hanover believes that by trusting individuals to exercise their own best judgment, individuals can be more productive and will ultimately achieve greater success for the Company. Our trust is based on one overriding policy -- that Hanover people act ethically, safely and in a manner consistent with Hanover's values.

With individual empowerment comes the need for individuals to assume personal responsibility for their actions and to act professionally as custodians for the trust placed in the Company by our customers and shareholders. To assist individuals in living up to their own high standards and those of the Company, this introduction reviews the standards of professionalism expected of all individuals and describes the framework that the Company has put into place to assist you in putting our value of integrity into action. We believe that given appropriate training, guidance and opportunity, individuals will make the correct choices.

The first section of this guide, "The Hanover Workplace," sets out the Company's policies relating to the fair treatment of all employees in the workplace, including the Company's open door policy and its policies on equal employment opportunities. Section Two, "Your Relationship With Hanover," discusses the policies that help employees avoid conflicts of interest and inappropriate use of Company resources. Section Three, "Hanover's Relationship With Others" discusses the policies relating to fair competition and conducting business in a manner consistent with high standards of business ethics and applicable laws. Section Four, "Administration," discusses the role of employees in upholding these policies and the consequences of violations. At the back of the Guide, you will find a list of key contacts and the answers to frequently asked questions.

YOUR RESPONSIBILITY

Each employee, officer and director should conduct all aspects of the Company's business consistent with the highest standards of ethics and integrity, and in a manner that is consistent with applicable law. All employees, officers and directors should follow these standards in all their business dealings including those with customers, distributors, the general public, and other employees. Any employee in a supervisory role is responsible for the conduct of employees reporting to him or her.

It is the policy of Hanover that its employees shall not participate in or condone criminal or unethical activity directly or indirectly, in any form. All employees should promptly report any

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suspected unethical or illegal activity to their supervisors. In addition, employees who break the law will be subject to discipline, up to and including termination.

Employees should always cooperate fully in any investigation of misconduct. Hanover does not tolerate retribution against employees who, in good faith, report suspected violations of law. Employees who retaliate against others who report suspected crimes or wrongs are themselves subject to discipline.

OUR FRAMEWORK FOR CORPORATE RESPONSIBILITY

Integrity is not only one of the Company's core values, it is one of the keys to our success. By operating with integrity, Hanover and its people will be respected and will find others eager to partner with the Company. Of course, integrity and respect must be earned with each transaction, each day with each customer.

Company management and our board of directors are fully committed to transparency and good corporate governance. We will not tolerate inappropriate or illegal behavior. We will also endeavor to provide sufficient resources so that the Company can perform necessary functions consistent with the law and the highest ethical standards and that resources are available so that individuals are made aware of the rules and how to follow them. Management will establish appropriate internal controls and disclosure controls and procedures to protect the integrity of the Company's financial statements and periodic reports filed with the SEC, but also to allow for more efficient and effective operations and management.

WHERE CAN I OBTAIN FURTHER GUIDANCE?

You have several alternatives for obtaining guidance if you have a question regarding your own obligations or conduct or the conduct of a colleague or supervisor. You are encouraged to first raise issues with your supervisor. We believe that raising and resolving issues with your immediate supervisor fosters straightforward communication and can build productive teamwork. For their part, supervisors are expected to take seriously and address promptly issues raised by employees.

We understand that there may be circumstances where it is uncomfortable or inappropriate to raise issues with your supervisor. In these situations, you are encouraged to speak with others in management or to contact either the Human Resources or Legal Department in our corporate offices. For your convenient reference, a list of contact numbers and addresses is provided at the end of this Guide.

You are also free to ask questions or report potentially improper conduct through the Company's toll-free number 1-800-281-5439. Hanover will endeavor, within the limit of the law, to maintain the confidentiality of the identity of any individual who reports possible misconduct. You should feel free to report any potentially improper conduct without fear of reprisal or adverse action. Anyone who deliberately makes a false accusation with the purpose of harming or retaliating against another colleague may be subject to discipline.

If you have any complaints or concerns regarding accounting or auditing matters or other matters regarding the CEO, senior management or the Company's public disclosures to shareholders, in addition to the alternatives for obtaining guidance that are outlined above, you may submit a confidential, anonymous written statement to the Audit Committee of Hanover's Board of

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Directors by submitting a copy addressed to the Chairman of the Audit Committee with your complaint or concern, forwarded care of the General Counsel's office.

Hanover is committed to promptly investigate all reported concerns and to take any appropriate action. Individuals who are found to have violated the law or Company policies may be subject to discipline that includes a warning, reprimand, loss of all or part of performance compensation or other privileges, suspension, or termination.

                              THE HANOVER WORKPLACE

OVERVIEW

Hanover values diversity among its employees, recognizing that diversity enriches our Company and is essential to creativity in business and personal growth. Further, Hanover expects that each employee, officer and director will endeavor to deal fairly with the Company's employees. No one should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of facts, or any other unfair dealing.

In accordance with applicable law and our values, Hanover has developed the following employment policies relating to the fair treatment of employees. If you have questions or concerns regarding any of the policies outlined in this section, please feel free to contact your supervisor, others in management or the Human Resources Department.

OPEN DOOR POLICY

Hanover strongly believes in an open door, open communication policy. Employees are invited to approach their supervisors and, as might be necessary and appropriate, other Company officials in order to discuss issues of concern to the individual and the Company. We believe that this policy improves the overall productivity of the Company, enhances teamwork, and contributes to the satisfaction that each of us derives from our work. We also believe that this policy will provide a useful vehicle for surfacing and discussing issues, allowing any such matters to be resolved quickly and efficiently, and avoid the harm caused by unattended problems.

Employees should always consider raising issues or concerns with their immediate supervisors who are typically best positioned to address such matters. However, if this is inappropriate, either because your concerns pertain to your immediate supervisor or because your immediate supervisor is not able to address your workplace issues, then you are free to contact more senior levels of management. Issues of special concern, or that an employee believes cannot be appropriately addressed within the employee's department, can be brought to the attention of the Human Resources Department. In addition, issues that an employee believes cannot be effectively raised or addressed through the Human Resources Department can be raised through the Company's toll-free number at 1-800-281-5439.

HEALTH, SAFETY AND ENVIRONMENT

Hanover is committed to protecting the safety and health of our employees and to environmental stewardship around the world. The Company views its health, safety and environmental policies as a competitive advantage and strives for continuous improvement in these areas. Working together, we can ensure that we protect our environment and efficiently use resources to provide for a better tomorrow for our children.

It is Hanover's policy to comply with both the letter and the spirit of health, safety and environmental laws and regulations in both its U.S. and international operations. To this end, we should endeavor to see that the properties that we own or manage fully comply with applicable legal standards and that our practices for waste disposal and the handling of hazardous materials are consistent with legal requirements. In helping Hanover comply with applicable laws and regulations, you should understand how your job duties impact the environment, adhere to all environmental laws and related Hanover policies, and immediately report any violation of environmental laws or any action that may appear to conceal a violation to the Health, Safety and Environment Department.

No Hanover employee knowingly will be required to work in an unsafe manner or place. Likewise, employees also have a responsibility to provide their co-workers with a safe work environment, to carry out their duties in a safe fashion, to limit the possibility of accidents, to report any accidents that occur, and to refrain from bringing any dangerous objects or weapons into the workplace. Employees should report to the Health, Safety and Environment Department conditions that they perceive to be unsafe or unhealthy. Hanover will not tolerate retaliation in any form against complainants, individuals who report the possible existence of safety or health issues, or witnesses who assist in the Company's investigation.

EQUAL EMPLOYMENT OPPORTUNITY

The Company is committed to complying with all laws and regulations regarding equal employment opportunities so that all employees and candidates for employment are afforded fair and equal treatment. This commitment means that Hanover will recruit, hire, train, terminate, transfer, pay, and promote individuals, as well as administer all personnel actions, without regard to race, color, religion, age, gender, national origin, disability, or veteran status. Hanover will not tolerate any unlawful discrimination or harassment based upon race, color, religion, age, gender, national origin, disability, or veteran status, and any such conduct is strictly prohibited. Consistent with this policy and applicable law, Hanover will make reasonable accommodations to the known limitations of qualified applicants or employees, unless to do so would impose an undue hardship on the operation of our business or cause a threat to anyone's safety.

Complaint Procedure. If you have experienced discriminatory conduct or observe another employee experiencing discriminatory conduct, you should, to the extent that you feel comfortable, tell the person that you perceive that the behavior is discriminatory. If you cannot resolve the issue, or you feel uncomfortable doing so, contact the Human Resources Department immediately. Complaints of discrimination are investigated promptly. Hanover will not tolerate retaliation in any form against complainants, individuals who report the possible existence of discrimination against others, or witnesses who assist in the Company's investigation.

POLICY AGAINST HARASSMENT

Hanover is committed to providing a work environment that is free from discriminatory intimidation or harassment. Harassment is defined as behavior that is offensive to others based upon race, color, religion, age, gender, national origin, disability, or veteran status, and which interferes with an employee's work performance or creates an intimidating, hostile, or offensive work environment. It also applies to situations where submission to inappropriate conduct is made a term or condition of employment or where submission to or rejection of such conduct is used as a basis for employment decisions. Examples of discriminatory harassment include unwelcome sexual advances, uninvited suggestive remarks, sexist, racist or religious slurs, and ethnic jokes. Hanover will not tolerate any discriminatory harassment, and any such conduct is strictly prohibited. It is your responsibility to help maintain a harassment-free environment.

Complaint Procedure. If you have experienced discriminatory harassment or observe another employee experiencing discriminatory harassment, you should, to the extent that you feel comfortable, tell the person to stop. If you cannot resolve the issue, or you feel uncomfortable attempting to do so, contact the Human Resources Department immediately. Complaints of harassment are investigated promptly. Hanover will not tolerate retaliation in any form against complainants, individuals who report the possible existence of harassment against others, or witnesses who assist in the Company's investigation.

EMPLOYMENT OF FORMER AND CURRENT GOVERNMENT OFFICIALS

U.S. federal and state laws and regulations and the laws of many foreign countries govern the recruitment and employment of current and former government officials or members of their immediate families.

If a former government official wishes to become employed by, or a consultant to Hanover, care should be exercised to ensure that applicable laws are not violated. Before an employee takes any action to discuss potential employment with a current or former government official, that employee should consult with the Human Resources Department. In addition, if a former government official becomes a consultant or employee of Hanover, care should be taken to ensure that the scope of his or her duties is consistent with applicable legal restrictions.

EMPLOYMENT OF ELIGIBLE INDIVIDUALS

It is the policy of Hanover to hire and employ only those individuals who are lawfully authorized for unsponsored employment in the countries in which Hanover operates and to follow all immigration laws and regulations. In its U.S. operations, Hanover generally does not assist or sponsor individuals in obtaining or extending employment authorizations. In connection with federal immigration laws, we should collect certain information and review certain documentation concerning the employment and authorization of new employees. This information and documentation will be used only for compliance with applicable federal immigration laws and will not be used for employment-related decisions other than verifying eligibility. If your eligibility to work in the United States changes or terminates after you begin work at the Company, please promptly inform the Human Resources Department.

DRUG AND ALCOHOL USE

Substance abuse and the excessive consumption of alcohol reduce the ability of an employee to function appropriately and impede the ability of Hanover to provide a safe work environment for all employees. Therefore, Hanover complies with applicable laws and regulations and strives to maintain a work environment that is free from substance abuse and the influence of alcohol.

Hanover prohibits its employees from possessing, selling, purchasing, manufacturing, distributing, or using illegal drugs in the workplace. In addition, Hanover prohibits its employees from consuming alcohol at work (except for the moderate use of alcohol at Company sponsored events or functions) and from working under the influence of drugs (including prescription drugs) or alcohol.

Employees with questions or concerns about substance dependency or abuse are encouraged to use the resources of the Employee Assistance Program where available. They may also wish to discuss these matters with their supervisor or the Human Resources Director to receive assistance or referrals to appropriate resources in the community.

Employees with drug or alcohol problems that have not resulted in, and are not the immediate

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subject of, disciplinary action may request approval to take paid (if available)
or unpaid time off to participate in a rehabilitation or treatment program through Hanover's health insurance benefit coverage. Leave may be granted if the employee agrees to abstain from use of the problem substance; abides by all of Hanover's policies, rules, and prohibitions relating to conduct in the workplace; and if granting the leave will not cause Hanover any undue hardship.

Employees with questions on Hanover's policy or issues related to drug or alcohol use in the workplace should raise their concerns with their supervisor or the Human Resources Director without fear of reprisal.

To help ensure a safe and healthful working environment, Hanover's drug and alcohol policies provide for drug and alcohol testing consistent with Department of Transportation regulations for certain covered jobs and also provide for pre-employment drug testing, random drug-testing, drug or alcohol testing upon reasonable suspicion, drug and alcohol testing following work-related accidents or injuries, and drug and alcohol testing in other situations consistent with applicable law. Employees may be randomly asked to provide urine or hair samples to determine the unauthorized or illegal use of drugs, and may be asked to supply a breath, blood, urine or hair sample if the company suspects the employee is using drugs or alcohol or under the influence of drugs or alcohol. Refusal to submit to such drug or alcohol testing, or avoiding or sabotaging the testing, may result in disciplinary action, up to and including termination of employment.

Please be aware that you do not have any personal right of privacy as to any of Hanover's facilities, offices, property or vehicles. Hanover's facilities and equipment are subject to search at any time, in furtherance of the drug and alcohol policies.

Copies of the drug and alcohol policies will be available to all employees. Questions concerning the policies or their administration should be directed to your immediate supervisor or the Human Resources Department.

NO SOLICITATION/NO DISTRIBUTION POLICY

In the interest of maintaining a positive working atmosphere, Hanover limits employee solicitation and the distribution of literature to pre-approved activities, such as United Way campaigns and blood drives. No employee may solicit another employee for any purpose that is not pre-approved during the work time of either employee. The distribution of handbills or other literature in work areas that is not pre-approved is forbidden. Persons who are not employed by Hanover are prohibited from soliciting any employee or distributing literature on Company premises or at employee work locations at any time.

                         YOUR RELATIONSHIP WITH HANOVER

OVERVIEW

Each of us has been entrusted with an important role in helping Hanover become a great company. The standards set out in this section require that we honor that trust by conducting our business activities in the best interest of Hanover and by avoiding personal activities that conflict with the interests of the Company.

AVOIDING CONFLICTS OF INTEREST

The Company's policy regarding conflicts of interest is applicable to all employees. In recognition of the special duties of management, officers and directors of Hanover are required to review and sign the directors and officers questionnaire at least annually and return it to the Legal Department. All employees of Hanover will be required to list all potential conflicts or state that no conflicts exist at the time of employment. If any arise after signing that document, the Legal Department and the Human Resources Department should be informed.

We should all avoid putting our interests in conflict with those of the Company. A conflict of interest arises when an employee's personal interests or activities impair, or appear to impair, the employee's ability to act in the best interest of Hanover. In reviewing the guidelines included below, remember that no set of rules can address every situation that may be faced by employees. Rather, use your best judgment to act in accordance with the Company's Guide of ethics, avoid situations in which your loyalty may become divided, and act appropriately when a potential conflict presents itself. If you are uncertain about your conduct in a particular situation, consult your supervisor, others in management or the Human Resources or Legal Departments.

Gifts and Gratuities. Neither you nor any member of your immediate family are permitted to accept, directly or through another person or entity, any money, gifts (such as meals, entertainment, personal computers, or other items of value), business opportunities, or preferential treatment if it will influence, or reasonably appear to influence, your ability to be objective in making a business decision. You may only accept business-related meals, entertainment, gifts, or favors when acceptance could not reasonably be viewed as placing you under any obligation to the giver or otherwise compromise the independence of your judgment. If an employee receives a gift that does not fall in the nominal category, he or she must report it to his or her supervisor and return the gift. If return of the gift is not practical, it should be given to the Company for charitable use or such other disposition as the Company feels appropriate. You also should not give or offer excessive gifts or entertainment to others whose business the Company may be seeking. If you have any doubt as to the propriety of giving or receiving any gift, you should consult your supervisor.

Outside Business Activities and Business Opportunities. In your activities as an employee of Hanover, business opportunities may come to your attention. You are obliged to present any such opportunities to the Company and may not undertake the activities yourself or make them available to a family member or friend without first presenting the opportunity to the Company. In addition, no employee is permitted to pursue a business opportunity that would adversely impact the employee's ability to perform his or her job responsibilities for Hanover.

Business Activities with Partners and Competitors. You may not work for, or have a significant relationship with, an enterprise that does business or competes with Hanover without approval from the President and CEO. A relationship with another company is significant if it could impair, or reasonably appear to impair, your ability to act solely in the best interest of Hanover. Examples of significant relationships with an outside company include: serving as an officer, director, or consultant, or in any other, position of responsibility; or owning an interest in the other enterprise.

Business Activities of Company Management. In addition to the restrictions discussed above, officers of Hanover and its subsidiaries are prohibited from accepting any position as a director, trustee, or consultant of any business entity without first obtaining the permission of the President and CEO. The Company does not prohibit officers from accepting any position as a director, trustee, or consultant of a not-for-profit entity.

Employment of Relatives. Family members who work together present special issues and challenges. To minimize difficulties that might otherwise occur, Hanover does not permit an employee to have influence over the employment, salary, job responsibilities, or termination of a relative. In addition, an employee is not permitted to be in a position to direct, review, or process the work of a relative; have access to the personnel records of a relative; or otherwise have influence over the employment, termination, or compensation of a relative. For the purposes of this policy, a relative is defined as a spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than employees) who shares such person's home.

No individual implicated by this policy will be employed unless the Human Resources Department has reviewed the matter with the referring employee and the appropriate Supervisor approves the action. Also, the employment of an individual who is related to an officer of Hanover must be approved by the President and CEO.

Loans from the Company. Effective as of the date this Guide is introduced, no employee, officer or director may receive any new loan, guarantee or other extension of credit in the form of a personal loan from Hanover.

"INSIDE INFORMATION" AND SECURITIES TRADING ACTIVITIES

During the course of your employment with Hanover, you may become aware of important information about Hanover or other companies that has not been provided to the public. Generally speaking, it is illegal and against Company policy to buy or sell securities, such as stocks or stock options, when you are in possession of material, non-public information. This type of illegal conduct is referred to as "insider trading." You should know that passing on or "tipping" material, non-public information to someone who may buy or sell securities may also constitute a violation by both the person who provides the information and the person who receives it. Violations can subject individuals to imprisonment for up to 10 years or longer, substantial fines of up to $1 million, and disciplinary action, including termination of an employee committing a violation. Illegal insider trading by a Hanover employee may also subject the Company to liability and punishment. These prohibitions apply to securities of any company (not just the securities of Hanover Compressor Company) with respect to which a person has acquired material, non-public information.

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The Company's policies regarding insider trading are intended to protect both employees and the Company from the potentially severe liability arising out of personal securities transactions. All employees are subject to the general policy relating to insider trading discussed below. In addition, employees who are among the "control group" of Hanover are subject to a trading "blackout period" (discussed below), while the most senior officers are also subject to certain additional reporting requirements (discussed below).

When in doubt about whether this policy applies to a given transaction, employees, officers and directors are to exercise caution and are to consult the office of the General Counsel before trading in or recommending securities to which that information relates. The Legal Department will determine if a particular transaction is consistent with Company policy. This determination should not be considered legal advice, and you should consider consulting your own legal counsel concerning any legal issues that might affect your specific transaction.

What Is "Inside Information"? For the purposes of this Guide, "inside information" is information that is both "material" and "non-public."

Information is "material" if the average investor is likely to consider it important in deciding whether to buy, sell, or hold the securities. Examples of information that might be considered material include: mergers, acquisitions, antitrust charges, threats of litigation, financial results, earnings estimates, revisions to previously released earnings estimates, labor disputes, pending large commercial or governmental contracts, key personnel changes, initiation of a proxy fight, major new products or services, significant oil or gas discoveries not publicly disclosed and significant shifts in operating or financial circumstances (such as major write-offs).

Information is "non-public" if it has not been effectively disclosed to security holders and the public. You should assume that information is non-public until the third business day after it has been published through a Company press release on one of the major wire services, in a story in a national news medium, or through other means making the information generally available to the public. Examples of "non-public" information may include: undisclosed facts that are the subject of rumors, even if the rumors are widely circulated; and information that has been entrusted to the Company on a confidential basis until a public announcement of the information has been made and enough time has elapsed for the market to respond to a public announcement of the information (i.e., three days).

General Prohibition Against Insider Trading. In general, Company policy prohibits employees from trading in Hanover securities or the securities of other publicly traded companies while in possession of inside information about those securities. This prohibition applies to stock, debts, warrants, stock options, or any other securities. The fact that you possess inside information is enough to bar you from trading; it is no excuse that your reasons for trading were not based on that information.

You also are prohibited from tipping inside information to others who may buy or sell securities. In this regard, it is important to recognize the risk of inadvertently tipping inside information to someone outside Hanover, such as when fielding an inquiry from a person outside the Company. If you have any doubt whether a person is authorized to receive certain information about Hanover, do not disclose it until you have consulted with the office of the General Counsel.

In summary, all of us are strictly prohibited from using inside information for our own benefit and from advising a friend or relative regarding whether to purchase, sell, or hold securities while in possession of inside information. These rules apply regardless of whether the trading is being done for the benefit of the employee, Hanover itself, or someone else.

Specific Restrictions on Securities Transactions. In addition to the general prohibition against insider trading, there are also specific restrictions and reporting requirements that apply to certain employees' securities transactions. These are described below.

- MARKET OPTIONS. No employee may trade in market options (such as puts or calls), warrants, or other derivative instruments of Hanover securities. Options granted to you by the Company are not considered market options.

- SHORT SALES. The Company's securities must not be sold short. That is, you may not sell Company securities that you do not own (for example, by borrowing the stock from a broker) in anticipation of later purchasing securities to cover the short sale.

-    TRADING ON MARGIN. The Company's securities may not be traded on margin.

- SPECIAL TRADING RULES FOR CONTROL GROUP. The "control group" comprises persons who are designated by the General Counsel to be covered by the special blackout period trading rules. Generally, the "control group" is limited to executive officers, directors and employees whose responsibilities bring them into contact with key financial information. Subject to the prohibition on insider trading, members of the control group of Hanover may only engage in market transactions involving Hanover securities (including stock and stock options) from the third day following the Company's public release of its earnings for that quarter through the 24th calendar day following the release of earnings. In other words, members of the control group may only trade Hanover securities for a 21 day window. Members of the control group, as well as all other employees, are always subject to the general prohibition against insider trading, and are requested to contact the office of the General Counsel prior to engaging in any market transactions involving Hanover securities.

     In addition, no director or executive officer of the Company may, directly or indirectly, purchase, sell, or otherwise acquire or transfer any security of the Company during any pension fund blackout period for that security if the director or executive officer acquired this security in connection with his or her service or employment as a director of executive office.

     For the purposes of this ban, "pension fund blackout period" means any period of more than three consecutive business days during which the ability of 50% or more of the participants or beneficiaries of an individual account plan maintained by the Company to purchase, sell or otherwise transfer or acquire an interest in the security held in the individual account plan is temporarily suspended by the Company or by the plan's fiduciary.

     The insider trading rules do not prohibit the purchase or sale of mutual funds (where the individual investor has no discretion over the individual investments in the mutual fund or the timing of such investments) and do not prohibit the pre-arranged periodic purchases through employee stock purchase plans (including 401(k) plans). That means that insider trading rules would not prohibit directing all or a portion of your periodic contributions in a 401(k) plan toward the purchase of Hanover stock. Please note, however, that selling stock

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

     from within your retirement account or purchasing stock for such account in a 401(k) plan must comply with insider trading rules.

- REPORTING REQUIREMENTS FOR SENIOR EXECUTIVES. Executive officers and directors are also subject to "short-swing" profit rules and certain disclosure requirements, such as Form 3, 4, and 5 filings under Section 16 of the Securities Exchange Act of 1934. Those officers and directors who are subject to these requirements are requested to follow the procedures established by the Legal Department to assist in meeting these requirements.

If you have any doubt as to the scope or applicability of these trading rules and policies to you or to a particular transaction, contact the Office of the General Counsel.

A willful failure to abide by this trading policy and its implementing procedures will result in immediate termination of employment for cause and may result in prosecution as provided by law. A non-willful violation of the policy may result in Hanover taking corrective measures, up to and including termination of employment.

SAFEGUARDING COMPANY PROPERTY

The ability of Hanover to meet its broad commitments to customers, suppliers, employees, shareholders, and others depends on our ability to efficiently utilize Company property and resources. This includes Company funds, services, technology and the time and talent of our employees. Accordingly, employees are not permitted to use Company resources for personal gain or otherwise in a manner that is not in the best interest of the Company.

Employees who use Hanover resources for illegal or improper purposes are subject to discipline, including termination, and could be subject to legal prosecution. Likewise, acts of dishonesty against Hanover involving embezzlement, theft, and destruction or misappropriation of property, including money, office equipment, or any other items of value, also are prohibited and could result in discipline or legal prosecution.

USE OF COMPANY EQUIPMENT AND SYSTEMS

Employees are advised that all business equipment, such as copiers, facsimile machines, computers, and the telephone system, are the Company's property and, with limited exception, should be used only for business-related reasons. Incidental and occasional personal use of the Company's computers, copiers, facsimile machines, telephone systems, voice mail, electronic mail (E-mail), and Internet service is permitted, provided such use does not interfere with the performance of an employee's responsibilities and is limited to lawful purposes and then only when such use is consistent with the policies in this Guide.

Employees are reminded that under no circumstances should Company systems and equipment be used to transmit, receive, or access any material that might be perceived as offensive or harassing to others. Employees are reminded that Hanover's policies regarding equal employment opportunity and against sexual harassment, including the procedures for filing complaints, apply fully to the use of the computer, telephone, voice mail, E-mail, and Internet services.

Please be aware that you do not have any personal right of privacy as to any communications, data, or information created, received, or transmitted using Hanover's systems or equipment.

Use of Hanover's communication systems, computer systems and other equipment is monitored, and individuals who disregard these policies will be subject to disciplinary action, up to and including termination. Information, even information deleted by the user, remains on the system and is available to be recalled by the system administrator or anyone who has administrative manager access.

Any employee wishing to utilize new software on any Hanover equipment should receive approval from both their Department Manager and the Manager of Information Systems. Employees learning of any misuse of software or related documentation within the Company shall notify the Manager of Information Systems or the Human Resources Department.

E-mail Policy. Hanover provides many of its employees with the use of E-mail, E-mail offers employees a cost- and time-effective alternative to some paper-based communication. We use E-mail at Hanover for a variety of business purposes, such as bulletin distribution, project status updates, meeting coordination, and small file transfers. With this access, however, come certain rules and responsibilities.

- MESSAGE CONTENT. Employees should use good judgment regarding the content of their E-mail messages. Employees should be as careful about E-mail content and confidentiality as they would when drafting a paper memorandum. Also, keep in mind that your intended audience is not your only potential audience. E-mail message privacy is intrinsically uncertain because messages can be forwarded, printed, cut, pasted, or blind copied to other recipients. In addition, due to the nature of the medium, E-mail messages might be taken out of context or misinterpreted.

- DISTRIBUTION. Sending E-mail to a small group of persons simultaneously can, under appropriate circumstances, enhance employees' productivity. Sending E-mail to large numbers of individuals can, however, be unnecessarily distracting and reduce efficiency. Hanover prohibits the use of its E-mail system for sending mass messages to its employee population without special authorization from Human Resources and from using its E-mail system to circulate chain letters or similar communications.

- RETENTION. In order to maximize computer space, E-mail messages should be promptly deleted from individual computers after they are reviewed. Unless required by special circumstances, business necessity or by the policy on document retention found elsewhere in this Guide, messages contained in E-mail in-boxes or backup media should be maintained for a maximum of 30 days. Employees should remember that E-mail messages may be stored on backup or long-term databases indefinitely, even when they have been deleted from individual computers. Employees should remember that E-mail messages are Company property and are subject to monitoring, access, and disclosure.

- ACCESS. E-mail passwords or accounts should not be shared. You are permitted to provide your E-mail address to vendors and other third parties, but you should ensure that those persons are made aware of Hanover policies, particularly its restrictions as to content, and agree to abide by the Company's policies.

Voice Mail Policy. Employees are reminded that their professional behavior extends to the use of voice mail systems. Voice mail content should always be professional, and voice mail should never be used for harassing or improper purposes. Much like E-mails, voice mail messages are stored and may become a permanent record. As a result, employees should use good judgment regarding the content of voice mail messages.

Internet Policy. Hanover provides Internet access to authorized individuals so that employees may perform their job functions more effectively and efficiently. The Internet is often the most appropriate method of communicating and gathering business-related information. Use of the Internet is subject to the Company's general policies regarding the use of its systems, including the prohibition against accessing or transmitting inappropriate or offensive materials. Employees should take particular care in engaging in discussions in "chat rooms" or other Internet forums and should under no circumstances disclose confidential or proprietary information in any such discussions. Employees are reminded that their Internet usage is subject to monitoring by the Company.

USE, HANDLING AND PROTECTION OF COMPANY INFORMATION

Ownership of Ideas and Information. All ideas and all expressions of ideas created or developed by Hanover employees that relate to the business, products, or services of Hanover belong to the Company. This includes ideas developed at the office and elsewhere (including at home) and includes the right to publish such ideas or obtain a copyright for them.

Customer Information. You are expected to be sensitive to the fact that customer information is given in confidence and for a limited purpose. As a result, you may not disclose to others any confidential information in Hanover's possession or use any such information for your own or someone else's benefit. In addition, both during and subsequent to your employment with the Company, you are expected to take reasonable precautions to prevent the unauthorized disclosure of confidential information regarding Hanover's customers. Any request to provide confidential information to any external source should be referred to the Legal Department.

Trade Secrets and Other Confidential Information. It is crucial that each Hanover employee protect the Company's trade secrets and other confidential Company information. This includes information that is not known to the public or to competitors and that gives Hanover a competitive advantage. Hanover employees may have access to sensitive information originating from a client using a Hanover product. It is the responsibility of our employees to safeguard this information, treating such information as sensitive and confidential. Employees should respect confidential information which they may have had access to as employees of another company, unless such information is made available with the consent of the other company or has otherwise become publicly available.

Each of us who possesses or has access to confidential information or trade secrets has an important responsibility to keep that information confidential and to prevent it from being improperly disclosed to others inside or outside of Hanover who are not entitled to receive it. This obligation applies both during and subsequent to your employment with Hanover. An employee must return any documents or records belonging to Hanover after termination of his or her employment.

Federal law makes it a crime to appropriate a trade secret for the economic benefit of anyone other than the owner. It is Hanover's policy both to observe this law in relation to the trade secrets of other persons and to expect compliance with this law by those with access to its own trade secrets.

Distribution of Information. Any and all inquiries, attempts to gain specific information or interview requests from outside sources, including representatives from the news media, banks, rating agencies and equity analysts, should immediately be referred to the office of the President and CEO for response. Any general request for information on Hanover is to be referred to Hanover Investor Relations. Employees, other than authorized spokespersons, are not to respond to information inquiries relating to Hanover from outside sources under any circumstances unless specifically authorized to do so by a spokesperson and the office of the President and CEO. No employee or officer may initiate any communication with the news media, banks, rating agencies, equity analysts or any other outside source concerning Hanover without authorization of the office of the President and CEO. All press releases, or other official declarations on behalf of Hanover should be approved in advance by the President and CEO.

Information deemed to be of a confidential nature or meeting the criteria for nonpublic and material set out in the Guide provision covering insider trading may not be discussed by any employee, officer or director with anyone outside the organization without permission of the Legal Department.

Use of Patents, Trademarks and Copyrights. Hanover uses trademarks and copyrights - words, names, symbols, or devices - to identify and distinguish the Company's products. The Company uses patents to protect its technology. Hanover's name is one of our most valuable corporate assets. You are not permitted to use the Company's name, logo, or letterhead to conduct personal or non-Company business. In addition, you are not permitted to use any of the Company's trademarked or copyrighted materials and its patents other than in connection with your work for Hanover and with the approval of management. Similarly, we should all be vigilant in ensuring that other parties do not infringe on Hanover's name or its patented, copyrighted and trademarked materials.

Legal Privileges. Like other assets of the Company, the attorney-client privilege and other legal privileges from disclosure belong to the Company. As such, these privileges can only be waived by the Company and should be guarded with vigilance by employees. To ensure that Hanover's legal privileges are appropriately preserved, employees are prohibited from disclosing any confidential information, including the advice of attorneys for the Company, without first obtaining approval from the Legal Department. No attorneys may be retained, either as Hanover employees or as outside counsel, without notice and approval by the Legal Department.

Retention of Documents. Hanover cooperates fully with all government investigations and the judicial process. Accordingly, there are instances in which Company documents should be retained. Examples of these types of situations include filed or anticipated litigation, federal or state investigations, and internal and external audits. In these circumstances, you should retain all documents (including computerized information) in your custody or control relating to the matter under review. Please note that the destruction or falsification of a document in order to impede a governmental investigation, audit, or examination may lead to civil or criminal sanctions. The Company may promulgate more specific document retention policies or instructions from time to time, and each employee is required to comply with such additional policies or instructions. If you are not sure that a document should be destroyed or discarded, consult the Legal Department.

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

SPECIAL RULES FOR FINANCIAL INFORMATION

Financial Information. The responsibility to ensure the accuracy of the books and records of Hanover does not rest exclusively with our accounting and auditing personnel. Rather, each employee should help to ensure that our Company's financial information complies with the law, applicable accounting and record keeping standards, and Company policy. Employees are expected to accurately record and report financial information and to fully cooperate in any audits of Company records.

All employees who are involved in preparing or reviewing financial documentation are responsible for ensuring that transactions are recorded accurately and in appropriate detail. All receipts and disbursements should be fully and accurately described in the Company's books and records and should be supported by appropriate descriptive documentation. In addition, individuals are prohibited from requesting or making reimbursement, or otherwise making payment on invoices, without proper documentation that is consistent with Company policies.

If you have reason to believe that any of Hanover's books and records are not being maintained in an accurate or complete manner, you are expected to report this immediately to your supervisor, to the Internal Audit Department, or to the Finance Department. You are expected to report if you are ever pressured to prepare inappropriately or destroy financial documents or if you become aware that any misleading, incomplete, or false statement was made to an accountant, auditor, attorney, or government official in connection with any audit, examination, or filing with a government agency. If you have any complaints or concerns regarding accounting or auditing matters [or other matters regarding the CEO, senior management or the Company's public disclosures to shareholders], in addition to the alternatives for obtaining guidance that are outlined above, you may submit a confidential, anonymous written statement to the Audit Committee of Hanover's Board of Directors by submitting a copy addressed to the Chairman of the Audit Committee with your complaint or concern forwarded care of the General Counsel's office.

No accountants may be retained, either as Hanover employees or as outside auditors, without notice and approval by the Finance Department, who in turn may require the approval of the Company's audit committee.

No filing may be made to any agency, including the Securities and Exchange Commission, without that filing being cleared by the Finance and Legal Departments in accordance with Company policies.

Proper Documentation and Accounting of Transactions. The goal in drafting and documenting contracts and other Company transactions should be to ensure that they are written and substantiated with sufficient clarity and definitiveness that Company personnel, outside auditors and others reviewing the contract can understand the goods and services being provided and, if specified, their price. For this reason, each payment by Hanover for goods or services shall be supported by documentation reflecting the purpose and nature of such payment. All payments and billings for equipment, parts or services shall be made in such a manner that public disclosure of the full details thereof would not impugn or jeopardize Hanover's integrity or reputation.

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BUSINESS TRANSACTIONS AND CONTRACT ADMINISTRATION

Business transactions, including those completed through the execution of contracts with others, should be entered into in a manner that serves the best interests of the Company and our shareholders. This means that all business transactions should be accomplished on terms that are arrived at through arms-length negotiations on terms which are commercially reasonable. No transaction should be entered into - and no contract should be executed - as a means or in a manner that is inconsistent with legitimate business interests of the Company or which lacks economic substance. Similarly, documentation (including contracts, purchase orders or invoices) may not be created to support a transaction which is inconsistent with the business terms of the transaction.

Contract administration is the management, supervision, and monitoring of the execution of the terms and conditions of a contract. Contracts refer to all written agreements or understandings (and amendments thereto) that are to be executed in the name of and binding upon Hanover or its subsidiaries or affiliates.

Hanover has centralized the overall coordination as well as the responsibility associated with the administration of contracts. Contract administration is coordinated within the Legal Department and managed by the Director of Contract Administration. An integrated set of detailed policies and procedures direct the overall contract administration process flow from contract initiation, negotiation, modification, maintenance, review, and/or ultimate disposition. The Legal Department also provides advice regarding legal sufficiency, confirms approval authority, and assists management in identifying and evaluating potential risks.

Appropriate approvals for contracts should be obtained in accordance with Company policy. In order to collect appropriate approval signatures, contract documents are circulated for review among certain individuals associated with specific disciplines and/or departments (e.g. Finance, Legal, and Tax). After the terms and conditions of an agreement have been negotiated and finalized, the contract should be signed by an appropriate Hanover officer or properly authorized representative. All executed contracts should be reported, cataloged, and filed for safekeeping consistent with Company policy.

POLITICAL ACTIVITIES AND CONTRIBUTIONS

Hanover encourages all employees to vote and to participate actively in the political process. Individuals are free to contribute their personal time and resources to political campaigns and candidates. Individual contributions should be made in the name of the donor and cannot be made in the name of another person or entity. For example, employees are prohibited from making contributions to political parties or candidates in the name of Hanover.

Prohibited Corporate Activities. Federal and state law and the laws of some foreign countries impose significant restrictions on the ability of corporations to contribute to state and federal candidates or political parties. Accordingly, employees are prohibited from devoting Company work time, facilities, or property (including the Company's trademark) to a political campaign or party. In addition, consistent with the law, the Company will not directly or indirectly reimburse employees for contributions made to a candidate, or party. Employees are strictly prohibited from including any such contributions, including the cost of attendance at political fundraisers, on expense reports or other requests for reimbursement.

Do Not Represent Hanover in Political Matters. Detailed and complex federal and state laws and the laws of some foreign countries regulate political and lobbying activities. Unless specifically authorized to do so, employees cannot independently deal with government officials or political candidates on behalf of or in the name of Hanover. Employees also are not permitted to represent, and should avoid the appearance of representing, personal political activity as activity on behalf of Hanover.

Pressure to Support Hanover Political Activities Is Prohibited. Employees should not be compelled or pressured into working on behalf of any political campaign or party, casting a vote one way or the other. Any financial reprisal, job discrimination, or other undue influence used or threatened in such a situation is against Hanover policy and should be reported immediately to the Human Resources Department or the Legal Department.

                       HANOVER'S RELATIONSHIP WITH OTHERS

OVERVIEW

At Hanover, we have a disciplined, entrepreneurial spirit and the will to prevail in the competitive marketplace. It is critical, however, that we not compromise our value of integrity for the sake of enhanced profit or operating performance. Rather, we should treat others as we would like to be treated.

FAIR COMPETITION

Hanover expects that each employee, officer and director will endeavor to deal fairly with the Company's customers, suppliers, and competitors. None should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair dealing.

Federal antitrust laws and other federal and state laws and the laws of foreign countries regulate certain aspects of the manner in which businesses and their employees can interact with each other. To comply with these laws and as a matter of Company policy, all employees of Hanover should strive to engage in fair competition. Fair competition means that Hanover employees should not use tactics that unfairly hurt competitors, are anti-competitive, or otherwise involve the provision of misleading or inaccurate information. Conduct that should be avoided includes the following:

Disparaging Remarks. In conducting Hanover's business, employees should focus on the strengths of Hanover and its products and services, and should refrain from making disparaging remarks about competitors that could be considered "competitor bashing." While "disparaging remarks" do not include relevant, factually accurate information, they do include statements made to dissuade a consumer from doing business with a competitor if the information is inaccurate or misleading.

Truthful Promotion. Our advertising should always be truthful. If we make specific claims about our products or the performance of our products, we should have evidence to substantiate these claims. We should not label or market our products in any way that might cause confusion between our products and those of any of our competitors. Similarly, we should be alert to any situation where a competitor may be attempting to mislead potential customers as to the origin of products and inform appropriate management or the Legal Department of any such case.

If we supply any estimates - such as cost estimates - they should be fair and reasonable. To the maximum extent possible, they should be backed by objective facts and experience. To the extent that the estimate cannot be objectively verified, it should be based upon the good faith judgments of those making the estimate. If it is necessary to forecast future delivery dates, such forecasts should be made in the same way as an estimate - backed up by objective evidence to the maximum extent possible and based upon good faith judgment where required.

Anti-Competitive, Unfair, or Deceptive Trade Practices. Hanover should compete in the market on the basis of its independent business judgment and should avoid even the appearance of collusion with a competitor. For example, employees cannot reach agreements with competitors to fix prices, fix the terms or conditions of product sales, divide markets, enter into group boycotts, or engage in deceptive practices.

Employees and officers who attend a trade association meeting or who belong to a trade association should familiarize themselves with antitrust principles and legal pitfalls involved in trade association programs and conduct ourselves accordingly. Company representatives should be vigilant that they do not participate in improper discussions with competitors on these occasions, even if outside the context of meetings themselves.

Tying and Bundling. Tying or bundling arrangements exist where a seller conditions the sale of one product or service on the buyer purchasing some other separate and unrelated product or service, or only makes products or services available as a package. Such practices are not in-and-of-themselves illegal, but under certain conditions they can raise antitrust issues. As a general matter, tying and bundling is only prohibited where the seller has a monopoly position or faces only very weak competition in one product or service, and as a result of the practice can coerce customers into paying a price for one or more additional products or services at above-market level prices. If you have concerns that the Company is entering into an arrangement that might raise the issue of tying or bundling or if a customer complains to you that this is the case, please promptly notify the Legal Department.

Reciprocity. Our products are sold on the basis of good quality and service for a fair price. We should be buying the products of others based on those same considerations. While parties may agree voluntarily to buy and sell to one another, where one of the parties possesses monopoly power or market power problems similar to the tying arrangements discussed above may arise. Reciprocity means agreeing to buy the products or services of a supplier on the condition that the supplier also agree to buy products and services from us. As a general rule, we should thus not attempt to sell our products to companies on the basis of purchases we may make from those other companies, nor should we allow other companies to attempt to make us buy their products simply because they sell products to us.

This list of fair competition practices is not exhaustive, and the application of the law to any specific situation is apt to be quite fact-specific. For this reason questions regarding actions that may raise antitrust and fair competition concerns should be presented to management and the Legal Department at the earliest possible opportunity.

USE OF COPYRIGHTED AND OTHER PROTECTED MATERIAL

Federal law grants the owners of intellectual property, such as copyrighted materials, with the exclusive right to use and authorize the use of their protected materials. To this end, federal law forbids unauthorized persons from copying or otherwise duplicating protected materials. For example, this protection is extended to preparing advertising or promotional materials, using the name or printed materials of another company, or operating an unlicensed software program on a personal computer.

There are also legal restrictions to obtaining and using trade secrets and confidential or proprietary business information belonging to other organizations. It is generally permissible to obtain information about other organizations, including Hanover's competitors, through legal and ethical means, such as publicly available documents, public presentations, articles, and other published sources. It is not acceptable, however, to obtain proprietary or confidential information, including information about a competitor, through illegal means, such as fraud, bribery, or misappropriation, or by inducing someone to breach a contract.

GOVERNMENT CONTRACTS

The laws and regulations governing contracting with the government can impose requirements not traditionally associated with purely commercial business transactions and can subject individual and corporate violators to civil and criminal penalties. Accordingly, you should contact the Legal Department prior to entering into a government contract to ensure that you are familiar and in compliance with any applicable rules. Where the Company decides to entertain such a contract, it is Hanover's policy to do so in an honest and fair manner and to satisfy both the Company's legal obligations and its commitment to maintain the highest standards of integrity.

GIFTS, BRIBERY, AND IMPROPER PAYMENTS

Domestic Public Officials. Under U.S. federal and many state and local laws and the laws of foreign countries, it is unlawful for the Company or any of its employees to give a public official a gift or anything of value to influence the public official to take official action or in appreciation for any official act that the public official may take. For these purposes, public officials include federal, state, and local government representatives and officials, whether elected or not, and their staffs and relatives.

The following rules apply to the conduct of all employees of Hanover when dealing with any public official:

- No gift of cash should ever be given, directly or indirectly, to or for the benefit of a public official.

- No gifts, services, special treatment, or entertainment shall be given, either directly or indirectly, to any public official to influence or induce the public official to take or refrain from taking an official act.

- No gifts, services, special treatment, or entertainment shall be given, directly or indirectly, to any public official in appreciation for official acts the public official has taken, or may take in the future, on behalf of the Company.

- Public officials who, directly or indirectly, demand or request gifts, services, special treatment, or entertainment should be courteously refused. All such demands or requests by a public official should be immediately reported to management and the Legal Department.

Foreign Public Officials. Under federal law and the law of some foreign countries, United States companies and their employees are generally prohibited from directly or indirectly offering or making payments to foreign officials, political parties, political party officials, officials of any international organization or candidates for foreign political office in order to win or retain business or influence any act of such officials. Payments made to third parties under circumstances suggesting that the payment would be passed along to a prohibited source also are illegal. Hanover forbids making any direct or indirect prohibited payments and requires that all payments to foreign officials, candidates, or parties receive the prior approval of management and the Legal Department.

In addition, federal law requires that Hanover maintain books, records, and accounts - including records of payments to foreign officials - that accurately and fairly reflect the transactions and

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dispositions of the Company's assets. Each employee is responsible for ensuring that Hanover's books and records are maintained consistent with the law.

In some foreign countries, "expediting" or "grease" payments are customarily demanded by or offered to clerical and other low-level foreign government personnel to take routine action to which the Company is entitled under applicable law. Although such payments may not be illegal under local law, Hanover nevertheless strongly discourages them and permits them only when legally permissible, of nominal value and as a measure of last resort to avoid damaging delays and refusals by foreign government officials to do routine duties of the sort ordinarily performed by that official. No such payment should be made without consultation with management and, as appropriate, with the Legal Department. Such payments will be properly recorded in the Company's books and records.

Commercial Bribery. Commercial bribery is a payment to illicitly influence an employee's conduct with respect to that employee's business. Hanover policy requires that all commercial transactions be conducted at arms-length in a manner that is beyond even the appearance of impropriety. As such, employees at Hanover are prohibited from taking or offering bribes or kickbacks to any party to a private transaction. In addition, entertainment of customers (or other third parties with whom the Company deals) should be conducted within the bounds of applicable laws and good taste, and never under circumstances that might suggest a compromise of the impartiality of such persons or that would raise questions about Hanover's integrity or motives. Similarly, Hanover's property, services, and personnel should never be used to benefit a customer or business relationship in a fashion that is not directly pertinent to the parties' business dealings.

SELECTION OF REPRESENTATIVES

Company representatives (sometimes called "agents" in our industry), whether retained for domestic or overseas business, shall only be retained under an appropriately written and executed agreement. This agreement should specify that compliance with relevant aspects of this Guide and, in particular, its provisions on gifts, bribery, and improper payments, is a condition of the agreement. The amount of and basis for compensation of the representative shall be consistent with accepted practice in the industry, the anticipated duration of the representative's retainer and the specific responsibilities assigned to the representative. Payments or agreements with any representative shall not be made in violation of applicable U.S. law or the law of the affected foreign country, and under no circumstances shall a payment be made if there is reason to believe that any portion of the payment will be offered, directly or indirectly, to foreign officials, political parties, political party officials, officials of any international organization or candidates for foreign political office.

INTERNATIONAL BUSINESS AND TRADE

Hanover is committed to full compliance with the laws of each country in or with which we conduct business. The fact that a foreign government does not typically enforce certain laws does not alter your obligation to comply with those laws. Because foreign laws may differ from those in the United States, you should consult an attorney in the Company's Legal Department before either entering into a business transaction in a country with which Hanover has no business experience, undertaking a significant new business venture in a country in which Hanover currently does business or wherever you have any questions as to the legal implications of any overseas business transaction.

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It is important to remember that conduct that is prohibited directly should not be attempted indirectly through an intermediary or other third party. What follows is meant to give you a sense of the nature and scope of the laws affecting imports and exports and to better ensure that you are sensitive to the relevant issues, but is not meant as a substitute for working with the Legal Department.

Exports and Imports. All exports of commodities and technical data from the United States are controlled by U.S. federal laws and regulations, as are foreign transactions involving the sale of commodities made abroad using technical data or components with U.S. origins. Further, the United States imposes embargoes on certain countries. Hanover complies with all applicable federal export control laws and regulations. While not all employees are involved in Hanover's export of products or data or in the import of products or services from other nations, employees should be aware of the existence of laws affecting these types of transactions and should be scrupulous in obtaining proper management and legal advice to ensure compliance with the letter and the spirit of relevant laws. This policy applies to transactions conducted by the Company from the U.S. as well as those by or through the Company's overseas affiliates.

Foreign Boycotts. Generally, United States law prohibits Hanover from complying with or supporting a foreign country's boycott of another country that is friendly to the United States. In addition, Hanover is required to report promptly to the United States government any request to support such a boycott. A foreign country, or an entity associated with the country, could make the request in a bid invitation, purchase contract, letters of credit, a common letter or memo, or orally in connection with a transaction. If you receive or learn of a boycott or related information request, please report it promptly to management or the Legal Department for appropriate action.

Human Rights and The Company's International Operations. Hanover believes that international commerce ultimately strengthens societies and supports human rights. To guard against circumstances that might otherwise contribute to human rights abuses, Hanover is committed to supporting and respecting the protection of internationally proclaimed human rights within its sphere of influence and, in particular, to ensuring that its security arrangements are consistent with international human rights standards. Employees retaining or coordinating with public or private security forces are expected to follow Hanover's policies on dealings with security forces and to contact the company's Legal Department immediately with any questions concerning implementation of these human rights standards.

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                                 ADMINISTRATION

INTERPRETATION

Management and the various disciplines in our corporate offices (i.e. the Finance, Human Resources, Health, Safety, and Environment, and Legal Departments) are responsible for interpreting and applying the policies set out in this Guide to specific situations in which questions may arise. Any questions relating to how these policies should be interpreted or applied should be addressed to the appropriate discipline, as specified in this Guide.

POLICY ADMINISTRATION

Policy administration is associated with all aspects of documenting, organizing, maintaining, and communicating the policies, practices, procedures, and approvals of the organization to employees. The scope of documented policy and procedure is intended to include all of the information that an employee should know or have ready access to regarding how to operate successfully at Hanover. Any questions regarding the creation, modification, or disposition of the organization's policies, practices, procedures, or approvals should be referred to the Director of Policy Administration.

COMPLIANCE WITH THE GUIDE

In general, the use of good judgment and common sense, based on high ethical principles, will guide employees with respect to lines of acceptable conduct. If a situation arises where it is difficult to determine the proper course of action, the matter should be discussed openly with your immediate supervisor, others in management, or the Human Resources or Legal Departments for advice and consultation.

Compliance with this Guide of business ethics and conduct is the responsibility of every Hanover employee. All employees have a moral, and, in some cases, legal obligation to call to the Company's attention any situation in which the policies in this Guide are not observed. An employee with knowledge of or reasonable belief of any violation should promptly report such violation to management or the Human Resources or Legal Departments. All such information will be received with the understanding that the Company will not allow retaliation for reports made in good faith.

The Company shall take appropriate disciplinary action, including dismissal, if appropriate, with respect to those employees involved in any violation of this Guide. In other cases, the Company may have a legal and moral obligation to call violations of the Guide to the attention of appropriate law enforcement authorities as, in some cases, violations of the Guide are also violations of the law.

Periodically, all of Hanover's officers will be required to state, in writing, that they have no knowledge of any material violation of this Guide other than those violations, if any, which have previously been reported to the President and CEO. The President and CEO of Hanover shall be charged with the responsibility of obtaining and reviewing these statements.

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DISTRIBUTION

Every employee, officer and director of the Company shall be provided access to or shall be given a copy of the Guide. Every new employee will be provided access to or will be given a copy of the Guide and asked to acknowledge receipt of it either at or within one week of hiring. Where appropriate, representatives, consultants, contractors or advisors engaged by Hanover to render services shall be furnished a copy of this Guide which shall govern such engagement.

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                              QUESTIONS AND ANSWERS

Hanover has created this question and answer section to increase your awareness of how this Guide should be applied. It is not intended to answer every question you may have about Hanover's policies or applicable laws and regulations, but merely to help demonstrate how to apply the Guide in everyday situations.

THE CORPORATE RESPONSIBILITY PROGRAM

Q: What should I do if I have a question about workplace conduct or see something that I think might be wrong?

A: There are several things you can do if you have questions about workplace conduct. First, we encourage you to try to ask, or resolve matters with, your supervisor whenever possible and appropriate. If for any reason you do not feel comfortable talking to your supervisor, or if your supervisor does not answer the question or address the problem to your satisfaction, then there are other options. You can contact others in management or the Human Resources or Legal Departments. Finally, you can call the Hanover toll-free number at 1-800-281-5439.

Q: If I report conduct that I believe is a violation of the law or Company policy, will I get in trouble if my suspicions turn out to be wrong?

A: As a Hanover employee, you have a responsibility to report suspected problems; in fact, employees may be subject to discipline if they witness improper conduct but do not report it to the Company. Hanover's policies prohibit any retaliatory actions against employees who report problems. The only time someone will be disciplined for reporting misconduct is if that person reports something he or she knows to be false or misleading in order to harm or harass someone else.

Q: What should I do if my supervisor asks me to do something that I think violates Hanover policy or is illegal?

A: Consistent with our value of "straightforward communication," it is best if you first discuss your concerns with your supervisor. If you continue to have concerns after speaking with your supervisor, contact others in management or the Human Resources or Legal Departments. Of course, you should not take any action that you believe violates Company policy or the law.

AVOIDING CONFLICTS OF INTEREST

Q: One of the companies with which we do a lot of business has offered me tickets to a baseball game. Can I go?

A: Generally, yes. You can accept an occasional gift of relatively nominal value given in the course of normal business relations that neither has the effect of influencing your conduct nor

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appears to influence your conduct. If the tickets are for a game out of town and include transportation and meals, you should not accept the gift. Similarly, if you are offered season tickets or tickets to numerous games, you should decline the gift.

Q: I have been asked to have a brochure printed. My husband owns a small but highly reputable printing business. May I hire him to do the printing for Hanover if the prices are comparable to other companies?

A: No. While it seems unfair, the potential for conflict is too high to permit employees to enter into business relationships with their relatives. Such a situation would put the employee in an impossible situation if the job were not properly completed and gives the improper outward appearance of favoritism.

INSIDE INFORMATION AND SECURITIES TRADING ACTIVITIES

Q: How can I tell if information is "material" for purposes of the Company's policy on insider trading?

A: Unfortunately, there is no clear standard to determine whether information is material. Some categories of information - such as information regarding earnings or a corporate acquisition - are important enough that you should generally consider them to be material. If you have any questions regarding whether you are in possession of material, non-public information, you should abstain from trading or contact the Legal Department prior to trading.

Q: Am I precluded from trading Hanover securities if I overhear other employees discussing material, non-public information about the Company in a conversation of which I am not a part?

A: Yes, Company policy prohibits employees from trading while in possession of inside information, regardless of the source of that information. In addition, you must refrain from passing the information on to others.

Q: I had planned to sell some of my Hanover stock on May 15 to buy a car. On May 10, I received non-public information about the Company's expected financial performance for the quarter. Am I forbidden from selling the stock as planned?

A: Yes. Company policy prohibits you from trading if you possess inside information about Hanover at the time of the proposed trade, even if the information did not play a role in your investment decision. If you are planning to trade in Hanover securities, and you have questions as to whether or not trading is permissible, you should consult the Legal Department.

Q: Does it violate Company policy if I tell one of my relatives to buy stock in Hanover so long as I do not give them material, non-public information?

A: Yes. If you are in possession of inside information you are not permitted to take any action, or advise anyone to take any action, based on that information
- even if you do not share the information with them.

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SAFEGUARDING COMPANY PROPERTY

Q: My son is applying for his first job. Can I use my office computer to type his resume?

A: Yes, provided that you type the resume on your personal time (at lunch or after working hours) and that doing so does not otherwise interfere with your work. You should also remember that because the Company owns the computer system, you do not have a right of privacy with respect to the resume or any other personal documents that you create or store on your office computer.

Q: I am selling my car. Can I send the employees in my Division an E-mail with information about the make, model, and price of the car?

A: This type of E-mail should be avoided. Personal use of the E-mail system should be extremely limited and, in all cases, requires employees to use good judgment regarding whether your actions will disrupt legitimate Company business. Personal announcements like the one proposed are likely to disrupt a large number of employees with information unrelated to Company business.

Q: I am involved in an organization that is having a fundraiser. The organization needs addresses of people it can ask for donations. May I give the organization a list of addresses that Hanover uses for its publications if I don't reveal any sensitive customer financial information?

A: No. We are all responsible for protecting the confidentiality of information Hanover receives from its customers, and those customers are entitled to expect us to respect their privacy. This rule applies not only to financial information, but also to anything else a client discloses during the course of doing business with Hanover. That information should be disclosed only to those authorized to receive it for a legitimate business purpose.

FAIR COMPETITION

Q: I am at a meeting and see a friend who is also a Hanover competitor. She begins to discuss her company's pricing policy and asks me about Hanover's pricing. What should I do?

A: Stop the discussion immediately. A conversation with a competitor about pricing could be illegal. If a competitor raises this issue, even in friendly conversation, you should object, stop the conversation immediately, and tell the person that under no circumstances will you discuss these matters.

POLITICAL ACTIVITIES AND CONTRIBUTIONS

Q: In my personal time, I sometimes volunteer for political campaigns. May I use a copy machine at Hanover to copy a fundraising leaflet?

A: No. Federal and certain state laws and Hanover policy prohibit the use of corporate resources

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in connection with political activity; therefore, you may not use Hanover time or resources to support political campaigns.

EMPLOYMENT ISSUES

Q: Another employee is bothering me and making remarks I find offensive. I am not sure if this behavior would constitute "harassment" or not. What should I do?

A: To the extent that you feel comfortable doing so, tell the employee to stop making the remarks. If you are not comfortable speaking directly to the employee, you should discuss the matter with your supervisor. If, for any reason, you feel uncomfortable discussing the problem with your supervisor or you want to make a complaint regarding the conduct, you should contact the Human Resources Department.

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                                COMPANY CONTACTS

-    DOMESTIC SALES, 12001 N. Houston Rosslyn Rd., Houston, TX 77086, USA,
     Phone: 281-405-5127, Fax: 281-447-8790

-    FINANCE, 12001 N. Houston Rosslyn Rd., Houston, TX 77086, USA, Phone:
     281-405-6219, Fax: 281-447-1933

- HEALTH, SAFETY, AND ENVIRONMENT, 12001 N. Houston Rosslyn Rd., Houston, TX 77086, Phone: 281-447-8787, Fax: 281-405-6203

-    HUMAN RESOURCES, 12001 N. Houston Rosslyn Rd., Houston, TX 77086, USA,
     Phone: 281-405-5146, Fax: 281-445-1850

-    INTERNAL AUDIT, 12001 N. Houston Rosslyn Rd., Houston, TX 77086, USA,
     Phone: 713-982-5457, Fax: 713-982-4004

- INTERNATIONAL OPERATIONS, 12001 N. Houston Rosslyn Rd., Houston, TX 77086, USA, Phone: 281-405-6357, Fax: 281-447-3619

-    LEGAL, 12001 N. Houston Rosslyn Rd., Houston, TX 77086, Phone:
     281-405-5175, Fax: 281-405-6203

- MANUFACTURING AND FABRICATION, 12001 N. Houston Rosslyn Rd., Houston, TX 77086, USA, Phone: 281-405-6301, Fax: 281-820-5918

-    U.S. OPERATIONS, 12001 N. Houston Rosslyn Rd., Houston, TX 77086, USA,
     Phone: 281-405-5102, Fax: 281-447-8790

The policies set out in this Guide apply to all Hanover employees and, where so indicated, to its directors. In select circumstances, employees may be required to follow certain more stringent policies adopted to govern activities in which individual employees may be involved. Nothing in this Guide should be read as a guarantee of employment, a commitment to provide employment or a promise to continue any terms or conditions of existing employment. (Publication Date:
January 1, 2003)

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